EXECUTION VERSION DATED 2018 MERMAID INTERNATIONAL VENTURES MERMAID MARITIME PUBLIC COMPANY LIMITED SEADRILL LIMITED and ASIA OFFSHORE DRILLING LIMITED __________________________________________ TRANSACTION SUPPORT AGREEMENT __________________________________________ 551054107

CONTENTS Page 1. Interpretation 5 2. Effectiveness of this Agreement 12 3. New Seadrill Accession Notice 11 4. RigCo Accession Notice 12 5. Mermaid Parent Undertaking 13 6. Chapter 11 Filing 13 7. Undertakings 13 8. Put Option and Call Option 16 9. Valuation of Mermaid AOD Shares 19 10. Amendments to terms 20 11. Releases 20 12. Other rights 21 13. Representations, Warranties and Covenants 21 14. Information updates 21 15. Termination 22 16. Remedies and Waivers 22 17. Entire Agreement 22 18. Notices 23 19. Language 25 20. Costs and Expenses 25 21. Execution of Agreement 25 22. Invalidity 25 23. Permitted Disclosures 25

24. Third Parties and Assignment 26 25. Specific Performance 26 26. Governing law and Jurisdiction 26 SCHEDULES Schedule 1 (Term Sheet) 29 Schedule 2 (Put Option Notice and Call Option Notice) 35 Schedule 3 (RSA) 37 Schedule 4 (Valuation Principles) 592 Schedule 5 (Form of RigCo Accession Notice) 597 Schedule 6 (Form of New Seadrill Accession Notice) 598

THIS AGREEMENT is made on 2018 AMONG: 1. MERMAID INTERNATIONAL VENTURES, a company incorporated under the laws of the Cayman Islands, whose principal office is at Clifton House, 75 Fort Street, P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands (“Mermaid”); 2. MERMAID MARITIME PUBLIC COMPANY LIMITED, a company incorporated under the laws of the Kingdom of Thailand, with registered number 0107550000017 and whose principal office is at 26/28-29, Orakarn Building, 9th Floor, Soi Chidlom, Ploenchit Road, Lumpinee, Pathumwan, Bangkok 10330, Thailand (“Mermaid Parent”); 3. SEADRILL LIMITED, a company incorporated under the laws of Bermuda, with organization number 36832 and whose principal office is at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08 Bermuda (“Seadrill Limited”); and 4. ASIA OFFSHORE DRILLING LIMITED, a company incorporated under the laws of Bermuda, with organization number 44712 and whose principal office is at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08 Bermuda (“AOD”), each a “Party” and together the “Parties”. BACKGROUND: (A) Seadrill is undertaking a restructuring and recapitalisation in respect of the Seadrill group’s capital structure, as contemplated in the RSA (defined below). (B) Seadrill, amongst others, is a party to the RSA. It is anticipated that AOD will become a party to the RSA on or around the date of this Agreement. (C) As part of the restructuring, it is anticipated that certain amendments will be made in relation to the US$360,000,000 senior secured credit facility agreement originally dated 9 April 2013 between, amongst others, Asia Offshore Rig 1 Limited (“AOD 1”), Asia Offshore Rig 2 Limited (“AOD 2”) and Asia Offshore Rig 3 Limited (“AOD 3)” and together with AOD 1 and AOD 2, the “AOD Subsidiaries”) as borrowers and ABN AMRO Bank N.V. as agent, as summarised in the Term Sheet and the RSA Term Sheets (as defined below). (D) It is anticipated that Seadrill will transfer its shareholding in AOD to a new holding company (“RigCo”), which will be a wholly-owned Subsidiary of an intermediate holding company (“IHCo”). IHCo will be a wholly-owned Subsidiary of Seadrill. (E) It is also anticipated that certain amendments will need to be made to, amongst other documents, the AOD Shareholders’ Agreement (as defined below) and the AOD Bye- Laws (as defined below) in order to implement and give effect to the transactions contemplated in the Term Sheet.

THE PARTIES AGREE as follows: 1. Interpretation 1.1 Terms defined in the RSA, unless otherwise defined herein or the context otherwise requires, shall have the same meanings when used in this Agreement (but excluding Schedule 1) and in addition: “Additional Valuer” has the meaning given to it in Clause 1.5(C) of Schedule 4. “Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. “Approved Restructuring means (A) the restructuring transactions Transaction” contemplated by the RSA (which at the time of signing this Agreement have the requisite levels of support to be approved by the United States Bankruptcy Court, which approval is expected to be obtained at a hearing on or around 17 April 2018) or (B) a restructuring transaction which is approved by each of Seadrill, AOD (including the directors of AOD appointed by Mermaid and the directors of AOD appointed by RigCo) and by Mermaid whether under a replacement restructuring support and lock-up agreement or otherwise. “AOD Bye-Laws” means the bye-laws of AOD originally adopted on 1 November 2010 and as subsequently amended from time to time. “AOD Facility Agreement” means the US$360,000,000 senior secured credit facility agreement originally dated 9 April 2013 between, amongst others, the AOD Subsidiaries as borrowers, AOD and Seadrill as guarantors, and ABN AMRO Bank N.V. as agent. “AOD Shareholders’ means the shareholders’ agreement in respect of Agreement” AOD dated 8 March 2013 between Seadrill and Mermaid. “AOD Transactions” means the transactions contemplated in the Term Sheet. “Arbitrator” means a sole arbitrator located in Singapore to be appointed under the SIAC Rules. “Authorisation” means any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration. “Business Day” means a day that is not a Saturday, a Sunday or a national public holiday in Bangkok, London or Oslo. “Calculated Share Price” means the amount determined by multiplying (a) the Fair Market Value by (b) a number, the numerator of which equals the number of shares in AOD held by Mermaid and the denominator of which equals the total number of shares of AOD issued and outstanding. “Call Option Period” means, subject to Clause 8.6, the six month period commencing on 1 October 2020 and ending on 31 March 2021. “Cause of Action” means any action, Claim, cause of action, controversy, demand, right, action, charge against or interest in property to secure payment of a debt or performance of an obligation, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law. “Ceiling Price” means US$125,000,000. “Chapter 11” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532. “Chapter 11 Cases” means the procedurally consolidated Chapter 11 cases pending for Seadrill and certain of the Subsidiaries of Seadrill in the United States Bankruptcy Court for the Southern District of Texas, Victoria Division (or such other court having jurisdiction over the Chapter 11 Cases) pursuant to the Order (i) Directing Joint Administration of Chapter 11 Cases and (ii) Granting Related Relief Docket No. 40. “Claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured and calculated together with all applicable accrued interest, fees and commission due, owing or incurred from time to time by any Party or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. For the avoidance of doubt, the definition of Claim as defined in this Agreement is no less broad than the definition of claim as defined in section 101(5) of title 11 of the United States Code. “Completion” means a date, which shall be agreed between RigCo and Mermaid (but which shall be no later than 15 calendar days after the Option Exercise Date) as the date on which RigCo and Mermaid take each action set out in Clause 8.14 in connection with the sale and purchase of the Mermaid AOD Shares. “Contingent Liability” means any contingent liability which is: (A) noted in AOD’s audited financial statements; or (B) as determined by an Expert, in each case above, in accordance with accounting standards, and principally in accordance with ASC 450 of the U.S. GAAP and which is considered owed to a third party pursuant to a valid court order or valid legal action undertaken or made by that third party and not owed to RigCo or Mermaid, or to any Affiliate of RigCo or Mermaid or to the shareholders of any such Affiliate. “Corporate Management means the corporate management agreement Agreement” originally entered into between AOD and Mermaid on 30 November 2010, and novated to different parties, most recently to the AOD Subsidiaries, Seadrill Management UK Ltd and Seadrill Management AME Ltd, and as amended supplemented or restated by this Agreement or otherwise. “Corporate Management means the daily corporate management fee for day- Fees” to-day corporate management of AOD and its Subsidiaries as further described in Schedule 1 of the Corporate Management Agreement.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect. “Expert” means the Copenhagen office or branch of one of the following accounting firms: (A) Deloitte Touche Tohmatsu Limited; (B) Ernst & Young; (C) PricewaterhouseCoopers; or (D) KPMG. “Fair Market Value” means: (A) the value agreed between the Parties pursuant to Clause 9.1; or (B) the value determined by the Expert in accordance with the Valuation Principles. “Floor Price” means US$75,000,000. “Holding Company” means a person from time to time which: (A) has direct or indirect control of another person; or (B) owns directly or indirectly more than fifty per cent (50%) (votes and/or capital) of another person. “Mermaid AOD Shares” means all the shares in AOD legally and beneficially owned by Mermaid or a Subsidiary of Mermaid. “New Seadrill” means a company to be incorporated under the laws of Bermuda and whose principal office will be at Par- la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08 Bermuda. “New Seadrill Accession means the accession notice substantially in the form Notice” as set out in Schedule 6 (Form of New Seadrill Accession Notice) or any other form agreed between the Parties. “NYSE” means the New York Stock Exchange. “Option Exercise Date” means the date on which (as applicable) RigCo and Seadrill receive an Option Notice in respect of the Put Option or Mermaid receives an Option Notice in respect of the Call Option. “Option Notice” means a notice in the form set out in Schedule 2 in relation to the exercise of (as applicable) the Put Option or the Call Option under the terms of this Agreement. “OSE” means the Oslo Stock Exchange. “Other Net Assets” means all of AOD’s assets and property other than the Rigs, minus all liabilities and also taking into consideration Contingent Liabilities. “Put Option Period” means, subject to Clause 8.4, the 12 month period commencing on 1 October 2019 and ending on 30 September 2020. “Restructuring Fees” means the restructuring fees incurred by Seadrill and members of the Seadrill group in connection with the Restructuring Transactions, as defined in the RSA. “Rig Management Fees” means the daily management fee per rig for the operation of each of the jack-up rigs AOD I, AOD II and AOD III as set out in the applicable rig management agreements pursuant to Clause 3.2 of the Corporate Management Agreement. “RigCo Accession Notice” means the accession notice substantially in the form as set out in Schedule 5 (Form of RigCo Accession Notice) or any other form agreed between the Parties. “Rigs” means the three (3) KFELS Mod V-B Class mobile offshore drilling units owned and operated by AOD or the AOD Subsidiaries, such Rigs being AOD I, AOD II and AOD III respectively. “Rigs Market Value” means the value of the Rigs as determined in accordance with Schedule 4 (Valuation Principles). “RSA” means the restructuring support and lock-up agreement dated 12 September 2017 entered into between, amongst others, Seadrill, certain of

Seadrill’s direct and indirect Subsidiaries and certain of Seadrill’s stakeholders in substantially the same form as set out in Schedule 3 (RSA). “RSA Term Sheets” means the term sheets set out at Exhibit A to the RSA. “Scheme of Arrangement” means a creditor scheme of arrangement under: (A) Part 26 of the Companies Act 2006 (United Kingdom); (B) Section 99 of the Companies Act 1981 (Bermuda); or (C) the Laws of any other relevant jurisdiction, as determined by the Parties, with respect to the AOD Facility Agreement. “Seadrill” means Seadrill Limited until the Restructuring Effective Date as defined in the RSA at which point references to Seadrill shall mean New Seadrill. “Seadrill Debtors” means Seadrill and the Subsidiaries of Seadrill in respect of which the Chapter 11 Cases were commenced. “SIAC Rules” means the Arbitration Rules of the Singapore International Arbitration Centre in effect from time to time. “Subsidiary” means an entity from time to time of which a person: (A) has direct or indirect control; or (B) owns directly or indirectly more than fifty per cent (50%) (votes and/or capital). “Term Sheet” means the Term Sheet set out in Schedule 1 (Term Sheet). “Transaction Documents” means all agreements and other documents necessary or desirable to implement or give effect to the AOD Transactions. “Valuation Notice” means a notice served by Mermaid or RigCo (as applicable), requesting a valuation of the Mermaid AOD Shares in accordance with Clause 9 and the

Valuation Principles. “Valuation Principles” means the valuation principles set out in Schedule 4 (Valuation Principles). “Valuer” means either: (A) an internationally recognised independent valuation expert or appraiser with at least ten (10) years of experience in or relating to the offshore drilling rig industry, including experience during the five (5) years immediately preceding a proposed appointment hereunder, in valuing rigs similar to the Rigs, and who is capable of providing a professional independent valuation in respect of the Rigs Market Value; or (B) a rig brokerage firm with industry-recognized key employees with at least ten (10) years of experience in or relating to the offshore drilling rig industry, including experience during the five (5) years immediately preceding a proposed appointment hereunder, in valuing rigs similar to the Rigs, and which is capable of providing a professional independent valuation in respect of the Rigs Market Value; or (C) a valuer that may not meet the aforesaid qualifications but is mutually agreed by Mermaid and RigCo. “Valuer’s Report” means the report issued by a Valuer setting out their valuation of the Rigs in accordance with Schedule 4 (Valuation Principles). 1.2 In this Agreement, unless otherwise specified: (A) references to clauses and Schedules are to clauses of, and Schedules to, this Agreement; (B) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (C) capitalised terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(D) any reference to a contract or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (E) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision; (F) any reference to a document shall mean such document as it may have been or may be amended, modified, supplemented and/or novated (other than in breach of the provisions of this Agreement) from time to time; (G) references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established; (H) references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership or other unincorporated body (whether or not having separate legal personality); (I) the use of “include” or “including” is without limitation, whether stated or not; (J) all headings and titles are inserted for convenience only and do not affect the interpretation of this Agreement; and (K) the Schedules form part of this Agreement and any reference to this Agreement shall include the Schedules. 2. Effectiveness of this Agreement This Agreement shall become effective and binding upon each of the Parties on and from the date on which all Parties have duly executed this Agreement. 3. New Seadrill Accession Notice 3.1 The Parties irrevocably agree that New Seadrill shall accede to this Agreement by delivering the New Seadrill Accession Notice to Mermaid and AOD. 3.2 Seadrill undertakes to incorporate New Seadrill as soon as reasonably practicable and procure that New Seadrill will deliver the New Seadrill Accession Notice to Mermaid and AOD as soon as is reasonably practicable following New Seadrill’s incorporation. 4. RigCo Accession Notice 4.1 The Parties irrevocably agree that RigCo shall accede to this Agreement by delivering the RigCo Accession Notice to Mermaid and AOD.

4.2 Seadrill undertakes to incorporate RigCo as soon as reasonably practicable and procure that RigCo will deliver the RigCo Accession Notice to Mermaid and AOD as soon as is reasonably practicable following RigCo’s incorporation. 5. Mermaid Parent Undertaking Mermaid Parent undertakes to procure that Mermaid will fulfil its obligations under this Agreement. 6. Chapter 11 Filing 6.1 Subject to Clause 6.2, the Parties acknowledge and agree that it is the current intention of the Parties to use reasonable efforts to avoid AOD commencing a voluntary case under Chapter 11. If (and only for so long as) each lender (including any successor thereof) under the AOD Facility supports an Approved Restructuring Transaction, AOD shall not commence a voluntary case under Chapter 11 or any other insolvency proceeding without the unanimous approval of the board of directors of AOD. 6.2 Clause 6.1 is not intended to limit the requirement for the directors of AOD to comply with their fiduciary duties and to consider alternative options if facts and circumstances change after this Agreement becomes effective. 7. Undertakings 7.1 Each of Seadrill, Mermaid, Mermaid Parent, RigCo and AOD undertakes that it shall, and AOD undertakes to procure that its Subsidiaries shall: (A) without prejudice to Clause 7.1(B), take all actions and exercise all rights and powers available to it (including any rights or powers it has as a shareholder) in order to implement, consummate or otherwise give effect to the AOD Transactions and the Transaction Documents, including to support and take all commercially reasonable actions necessary or reasonably requested by Seadrill or AOD to give effect to a Scheme of Arrangement, provided that there are no changes to the Term Sheet or provisions in the Transaction Documents which are materially prejudicial to Seadrill, AOD, Mermaid or Mermaid Parent (as the case may be) or materially alter the economic substance and commercial terms of the AOD Transactions; (B) enter into amendments to the AOD Shareholders’ Agreement and the AOD Bye- Laws which are necessary in order to: (i) reflect that Seadrill’s stake in AOD will be hived down to a newly incorporated indirect Subsidiary, RigCo (as set out in section 2 (Equity in AOD) of the Term Sheet); (ii) implement and give effect to the contemplated rights of AOD to make, and the rights of the shareholders of AOD to receive, distributions as set out in section 3 (AOD Participation in Cross-Collateralisation and Cash Pooling) of the Term Sheet;

(iii) implement and give effect to the contemplated rights and obligations of AOD to make loans to the shareholders of AOD as set out in section 3 (AOD Participation in Cross-Collateralisation and Cash Pooling) of the Term Sheet and to call for repayment of such loans on a pro rata basis as set out in section 3 (AOD Participation in Cross-Collateralisation and Cash Pooling) of the Term Sheet; and (C) implement and give effect to: (i) the obligations of each shareholder of AOD to repay any loan made by AOD to it (as referred to in Clause 7.1(B)(iii) above and as set out in section 3 (AOD Participation in Cross-Collateralisation and Cash Pooling) of the Term Sheet); and (ii) implement and give effect to the contemplated rights and obligations of each director of AOD appointed by Mermaid or by RigCo with regards to consents and approvals concerning the making of loans to Mermaid and/or to RigCo and/or the borrowing of loan amounts from RigCo by AOD or its Subsidiaries, and provided that Seadrill and Mermaid shall first discuss in good faith the precise form of such amendments and that all amendments to the AOD Shareholders’ Agreement and the AOD Bye-Laws shall be subject to the express consent and approval of Seadrill and Mermaid; (D) take all actions and exercise all rights and powers available to it (including any rights or powers it has as a shareholder) in order to make such amendments to: (i) bye-law 49 in the AOD Bye-Laws (a) to enable the AOD Transactions to be implemented, consummated and carried out without requiring any further resolutions, vote or approvals (whether of the directors or shareholders of AOD or otherwise) and (b) so that bye-law 49 applies only where the relevant actions, transactions or arrangements involve AOD and/or its Subsidiaries; and (ii) bye-law 51 in the AOD Bye-Laws so that bye-law 51 does not apply to loans made by AOD to its shareholders or to any of the AOD Transactions, and provided that Seadrill and Mermaid shall first discuss in good faith the precise form of such amendments and that all amendments to the AOD Bye- Laws shall be subject to the express consent and approval of Seadrill and Mermaid; (E) negotiate in good faith and consult with each other Party, any relevant third party and their respective advisers to agree and finalise the Transaction Documents in a timely manner in a form which is consistent in all material respects with the Term Sheet and this Agreement and satisfactory to each of Seadrill, Mermaid and AOD (acting reasonably); and

(F) use commercially reasonable efforts to execute and deliver in a timely manner those Transaction Documents to which it will be a party, in each case, provided that such action is consistent in all material respects with the terms of this Agreement. 7.2 Each of Mermaid, Seadrill and AOD agrees that it shall not, and AOD undertakes to procure that its Subsidiaries shall not, object to, delay, impede or prevent the implementation or consummation of the AOD Transactions, provided that: (A) AOD has entered into the RSA or the board of directors of AOD has approved the AOD Transactions; and (B) nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under any Definitive Document (as defined in the RSA) or Transaction Document. 7.3 Except as required by the terms of this Agreement, Mermaid and Seadrill shall continue to perform their respective obligations under the AOD Shareholders’ Agreement. 7.4 The Parties acknowledge and agree that AOD has been charged US$5,000,000 of Restructuring Fees incurred by AOD prior to the date of this Agreement. The Parties further acknowledge and agree that a discount of 50% shall be applied to AOD’s pro rata share of the Restructuring Fees incurred from and after 1 November 2017 and that in any event AOD shall not be required to pay an amount that exceeds US$2,000,000 in respect of the Restructuring Fees incurred from and after 1 November 2017. Seadrill further represents, warrants and covenants that the amount of the Restructuring Fees incurred by AOD shall not be more than the pro rata amount of the Restructuring Fees that is determined by applying a percentage to the Restructuring Fees that represents the total amount outstanding under the AOD Facility as a proportion of the total debt of the Seadrill group under each of the secured facility agreements entered into by Seadrill and various Subsidiaries of Seadrill, excluding costs specifically related to Seadrill’s voluntary Chapter 11 Cases. Seadrill shall provide Mermaid a summary of the Restructuring Fees incurred. 7.5 The Parties agree that AOD will reimburse Mermaid’s documented external legal costs incurred in connection with this Agreement, subject to a cap of US$250,000. 7.6 The Rig Management Fees incurred by AOD and the AOD Subsidiaries on and from 1 January 2018 will be reduced to US$7,500 per day per rig, unless otherwise reduced or increased with the prior written agreement of RigCo and Mermaid. 7.7 The Corporate Management Fees incurred by AOD and the AOD Subsidiaries on and from 1 January 2018 will be reduced to US$2,000 per day, unless otherwise agreed to be reduced or increased with the prior written consent of RigCo and Mermaid. 7.8 Seadrill shall provide Mermaid copies of documents which demonstrate:

(A) the basis on which the Rig Management Fees which are incurred and paid by AOD and the AOD Subsidiaries are calculated including regional, corporate and pro-rata allocation mechanisms; and (B) that the Rig Management Fees represent only the costs and expenses actually incurred by Seadrill in connection with the operation of each of the Rigs and that, notwithstanding applicable compulsory transfer pricing regulations, no profit will accrue to Seadrill or its Subsidiaries from the Rig Management Fees. 8. Put Option and Call Option 8.1 Mermaid shall have the right (with no obligation) at any time during the Put Option Period to sell the Mermaid AOD Shares to RigCo (the “Put Option”). Mermaid may issue a Valuation Notice to RigCo (or otherwise prepare for the exercise of the Put Option) from up to three (3) months prior to the commencement of the Put Option Period and at any time until the end of the Put Option Period (the “Put Option Valuation Notice Period”), and RigCo shall co-operate accordingly. 8.2 RigCo shall have the right (with no obligation) at any time during the Call Option Period to purchase the Mermaid AOD Shares (the “Call Option”). RigCo may issue a Valuation Notice to Mermaid (or otherwise prepare for the exercise of the Call Option) at any time from up to three (3) months prior to the commencement of the Call Option Period and at any time until the end of the Call Option Period (the “Call Option Valuation Notice Period”), and Mermaid shall co-operate accordingly. 8.3 If Mermaid has issued a Valuation Notice, Mermaid may in its discretion issue an Option Notice to RigCo with a copy to Seadrill within three (3) months of receipt by RigCo and Mermaid of a Valuer’s Report. On receipt of the Option Notice, and upon receipt of notice of the Fair Market Value and the Calculated Share Price and notwithstanding any other provisions to the contrary, RigCo unconditionally and irrevocably undertakes to purchase during the Put Option Period the Mermaid AOD Shares at Completion. The purchase price for the Mermaid AOD Shares pursuant to this Clause 8.3 shall be the lesser of the Calculated Share Price and the Ceiling Price (the “Put Option Price”). 8.4 If, for any reason whatsoever, Seadrill Limited does not emerge from Chapter 11 with AOD signed up to an Approved Restructuring Transaction by 30 September 2018, the Put Option Period shall instead commence one year and one day after the date on which Seadrill Limited emerges from Chapter 11 with AOD signed up to an Approved Restructuring Transaction and the Put Option Period shall end twelve months later. 8.5 If RigCo has issued a Valuation Notice, RigCo may in its discretion issue an Option Notice to Mermaid with a copy to Seadrill within three (3) months of receipt by RigCo and Mermaid of a Valuer’s Report. On receipt of the Option Notice, and upon receipt of notice of the Fair Market Value and the Calculated Share Price and notwithstanding any other provisions to the contrary, Mermaid unconditionally and irrevocably undertakes to sell during the Call Option Period the Mermaid AOD Shares at Completion. The purchase price for Mermaid’s AOD Shares pursuant to this Clause 8.5 shall be the greater of the Calculated Share Price and the Floor Price (the “Call Option Price”).

8.6 If, for any reason whatsoever, Seadrill Limited does not emerge from Chapter 11 with AOD signed up to an Approved Restructuring Transaction by 30 September 2018, the Call Option Period shall instead commence two years and one day after the date on which Seadrill Limited emerges from Chapter 11 with AOD signed up to an Approved Restructuring Transaction and the Call Option Period shall end on the date falling six months thereafter. 8.7 For the avoidance of doubt, there shall be no limit on the number of Valuation Notices that Mermaid or RigCo may issue in accordance with Clause 8.1 or Clause 8.2 (as applicable) during the Put Option Valuation Notice Period or the Call Option Valuation Notice Period. 8.8 In the event that any disagreement or dispute is referred to an Additional Valuer or an Arbitrator in accordance with the Valuation Principles, the Call Option Period and Put Option Period shall be extended by the equivalent duration of any delay caused by the disagreement or dispute. The cost of a third Valuer and/or Arbitrator shall be borne equally by RigCo and Mermaid. Where a Party issues a Valuation Notice and does not proceed to issue an Option Notice within three (3) months of receipt of a Valuer’s Report, the cost of the third Valuer shall be borne solely by that Party. 8.9 An Option Notice may not be withdrawn once given. 8.10 On the receipt of an Option Notice, the recipient shall, no later than two (2) Business Days following receipt, sign the acknowledgement at the back of the Option Notice and return it to the sender. 8.11 If the Call Option or the Put Option is exercised, then: (A) subject to the terms of this Agreement, Mermaid shall sell and RigCo shall purchase the Mermaid AOD Shares free from all Encumbrances and with all rights attached or accruing to them at Completion, in accordance with the provisions of this Agreement; (B) all dividends and other distributions resolved or declared to be paid or made by AOD in respect of the Mermaid AOD Shares by reference to a record date which falls on or before Completion shall belong to, and be payable to, Mermaid; and (C) Mermaid shall repay the total amount outstanding under the loans advanced to it by AOD, including pursuant to Schedule 1 of this Agreement, including any accrued interest (the “AOD Mermaid Loan Amount”) prior to Completion. 8.12 If Mermaid has not repaid to AOD the AOD Mermaid Loan Amount one (1) Business Day prior to Completion, RigCo shall be entitled to deduct an amount equal to the AOD Mermaid Loan Amount from the cash consideration payable in accordance with Clause 8.14(A)(i) below (the “AOD Mermaid Loan Set Off”). 8.13 If RigCo elects to make the AOD Mermaid Loan Set Off, RigCo undertakes to pay an amount equal to the AOD Mermaid Loan Amount to AOD on Completion and AOD irrevocably consents to RigCo making the AOD Mermaid Loan Set Off.

8.14 At Completion: (A) Consideration for the Mermaid AOD Shares shall be satisfied by: (i) Subject to Clause 8.12, RigCo paying US$50 million in cash into Mermaid’s nominated bank account; and (ii) Seadrill issuing ordinary shares to Mermaid or a Mermaid nominated entity. The value of each share to be issued to Mermaid shall be calculated by reference to and shall be the volume-weighted average price during the sixty (60) calendar day period ending two (2) Stock Exchange Trading Days prior to Completion (the “New Seadrill Share Value”). The quantity of shares to be issued shall be determined by subtracting US$50 million from the Put Option Price or Call Option Price, as applicable (the difference being the “Excess Amount”), and dividing the Excess Amount by the New Seadrill Share Value (the “New Seadrill Share Consideration”), where “Stock Exchange Trading Day” means: (1) (where the New Seadrill Share Consideration will be issued in the form of ordinary shares that are listed on the NYSE) a day on which the NYSE is open; (2) (where the New Seadrill Share Consideration will be issued in the form of ordinary shares that are listed on the OSE) a day on which the OSE is open; and (3) (where the New Seadrill Share Consideration will be issued in the form of ordinary shares that are listed and freely tradeable on any other recognised stock exchange agreed by the Parties in accordance with Clause 8.14(B)) a day on which that stock exchange is open. (B) Seadrill shall issue to Mermaid or its designee the whole of the New Seadrill Share Consideration in ordinary shares that are listed and freely tradeable on the NYSE, the OSE and/or any recognised stock exchange agreed by the Parties. If the shares are listed on multiple stock exchanges, Mermaid shall be entitled to specify the stock exchange on which the shares to be issued to Mermaid are listed. (C) If at Completion the shares representing the New Seadrill Share Consideration are not listed on the NYSE, the OSE and/or any recognised stock exchange agreed by the Parties at Completion, Seadrill shall pay to Mermaid at or prior to Completion the full amount of the New Seadrill Consideration in cash (unless otherwise agreed by Seadrill and Mermaid). (D) Mermaid will: (i) deliver to RigCo a duly executed instrument of transfer, together with all relevant share certificates and other documents of title, in respect of the Mermaid AOD Shares, executed in favour of RigCo or its nominee; (ii) deliver to RigCo all waivers or consents as may be required by law, any regulatory requirement, the bye-laws of AOD or any agreement to which AOD is a party in order to enable RigCo or its nominee to be registered as legal and beneficial holder of the Mermaid AOD Shares; and (iii) at the expense of Mermaid, do such things and execute such documents as shall be necessary or as RigCo may reasonably request to give effect to the sale of the Mermaid AOD Shares with full title guarantee and free from any Encumbrance. 8.15 Mermaid agrees that it will not (or enter into any agreement or arrangement to) directly or indirectly sell, assign, transfer or otherwise dispose of or convey any legal or beneficial interest in any of the Mermaid AOD Shares (a “Proposed AOD Share Transfer”) to any person (a “Proposed Purchaser”) without the prior written consent of RigCo which shall not be subject to unreasonable conditions, nor unreasonably withheld or delayed. 8.16 As a condition to any consent to a Proposed AOD Share Transfer, Mermaid must procure that any person to whom it proposes to sell, assign, transfer or otherwise dispose of or convey the Mermaid AOD Shares accedes to or otherwise becomes bound by the terms of this Agreement in the place of Mermaid (the “Mermaid TSA Obligations”). 8.17 RigCo may, acting reasonably, make its consent to a Proposed AOD Share Transfer subject to conditions in addition to the condition in Clause 8.16, including without limitation, receipt of financial information and other information relating to the incorporation and corporate status of a Proposed Purchaser, the shareholders and activities of a Proposed Purchaser and information that demonstrates the ability of the Proposed Purchaser to perform the Mermaid TSA Obligations. 9. Valuation of Mermaid AOD Shares 9.1 Mermaid and RigCo shall within five (5) Business Days after receipt of a Valuation Notice promptly meet in person or telephonically and use reasonable efforts to agree on the Fair Market Value. 9.2 If within ten (10) Business Days of receipt of a Valuation Notice, Mermaid and RigCo fail for any reason to agree on the Fair Market Value: (A) Mermaid and RigCo shall promptly and in no event later than fifteen (15) Business Days of receipt by the recipient of the Valuation Notice (i) each select a Valuer and (ii) give notice to the other Party of such Valuer’s name and address. If either Mermaid or RigCo fails to select a Valuer and give notice of such selection to the other Party as provided herein, the Party who has selected a Valuer shall appoint two Valuers each of whom shall prepare and provide to the Parties a Valuer’s Report. Each Valuer shall provide a Valuer’s Report to Mermaid and RigCo within one (1) month from the date of its appointment; and

(B) AOD shall promptly, and by mutual agreement by RigCo and Mermaid, and in no event later than fifteen (15) Business Days of receipt of the Valuation Notice appoint the Expert, to conduct a valuation of the Other Net Assets and to determine the Fair Market Value based on the Rigs Market Value and the value of the Other Net Assets. If Mermaid and RigCo have failed to agree on an Expert within this fifteen (15) Business Day period, then either Party shall have the right to refer the matter to an Arbitrator who shall appoint an Expert within fifteen (15) calendar days of his appointment. The Expert shall provide its valuation of the value of the Other Net Assets within one (1) month from the date of its appointment. 9.3 The Parties agree and acknowledge that the provisions set out in Schedule 4 shall apply to the appointment of, and the work to be performed by, the Valuers and the Expert and that breach of the provisions of Schedule 4 which has a material effect on the Rigs Market Value or Other Net Assets shall give rise to the Parties’ rights to arbitration as provided under Clause 26 (Governing Law and Jurisdiction). 10. Amendments to terms Each Party hereby acknowledges that the Term Sheet and the RSA (including the RSA Term Sheets) set out in summary only the key terms and steps which may be pursued in order to effect the AOD Transactions, and the Parties agree that Seadrill may make any amendment, variation and/or addition to the Term Sheet, the RSA and the RSA Term Sheets, provided that: (A) any such amendment, variation or addition is not materially adverse to the interests of Mermaid, Mermaid Parent or AOD; and (B) the provisions of this Agreement (excluding (i) the Term Sheet other than the provisions of the Term Sheet that relate to AOD’s participation in the RigCo cash pooling arrangements and the application of Excess Sales Proceeds (as defined in the Term Sheet) as far as they relate to rigs owned by the AOD Subsidiaries and (ii) the RSA other than the provisions in Exhibit A to the RSA that relate to AOD, its creditors and its shareholders) may only be modified, amended, varied or waived in accordance with Clause 17.2 (Entire Agreement). For the avoidance of doubt, any amendment, variation and/or addition to the Term Sheet, the RSA or the RSA Term Sheets which is materially adverse to the interests of Mermaid, Mermaid Parent or AOD or affecting the AOD Shareholders’ Agreement shall require the prior written consent of Mermaid, Mermaid Parent and/or AOD (as the case may be). 11. Releases (A) For good and valuable consideration, effective upon bankruptcy court approval of this Agreement, each Party hereby releases and discharges each other Party from any and all Causes of Action, whether known or unknown, asserted on behalf of such releasing Party or that such releasing Party would have been legally entitled to assert (whether individually or collectively), arising on or before the date of this Agreement directly from any Party’s negotiation of or entry into this Agreement. (B) The releases set forth in Clause 11(A) above do not release any Causes of Action to the extent any such Cause of Action, as determined by a final order of a court of competent jurisdiction, arises out of or relates to any act or omission of a Party that constitutes actual fraud, wilful misconduct, or gross negligence. 12. Other rights Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (A) be constructed to prohibit any Party from contesting whether any matter, fact or thing is a breach of, or is inconsistent with, this Agreement; (B) prevent any Party from enforcing this Agreement; (C) require any Party to take any action which is prohibited by applicable law; (D) prevent any Party from taking any action which is required by applicable law; and (E) prevent any Party by reason of this Agreement or the AOD Transactions from making, seeking or receiving any Authorisations. 13. Representations, Warranties and Covenants Each of the Parties represents, warrants and covenants to each other Party, as of the date such party executed and delivers this Agreement: (A) it is validly existing and in good standing under the laws of the state of its organisation, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles relating to enforceability; (B) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents; and (C) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute and deliver this Agreement and to effectuate the AOD Transactions as contemplated by, and perform its respective obligations under, this Agreement. 14. Information updates Seadrill agrees to keep AOD and Mermaid informed as to the progress of the material aspects of Seadrill’s restructuring process which are relevant to AOD and Mermaid

(including Seadrill’s voluntary case under Chapter 11) on a monthly basis, or at such other frequency or times as requested by AOD or Mermaid (acting reasonably). 15. Termination 15.1 This Agreement may be terminated by agreement in writing between the Parties. 15.2 This Agreement may be terminated by any Party upon the breach in any material respect by one or more of the other Parties of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by the non- terminating Parties of notice of such breach. 15.3 This Agreement shall terminate automatically without any further required action or notice on termination of the RSA in accordance with its terms, other than if the RSA terminates under section 13.07 (Automatic Termination) of the RSA. 15.4 If this Agreement terminates in accordance with this Clause 15 all obligations of the Parties shall end (except for the provisions of Clause 7.6, Clause 7.7, Clauses 8 (Put Option and Call Option), Clause 9 (Valuation of Mermaid AOD Shares), Clause 11 (Releases), 17 (Entire Agreement), 18 (Notices), 19 (Language), 20 (Costs and Expenses), 21 (Execution of Agreement), 22 (Invalidity), 23 (Permitted Disclosures) 24 (Third Parties and Assignment), 25 (Specific Performance), 26 (Governing law and Jurisdiction) and Schedule 4. For the avoidance of doubt all rights and liabilities of the Parties which have accrued before termination shall continue to exist. 16. Remedies and Waivers 16.1 No delay or omission by any Party in exercising any right, power or remedy provided by law or under this Agreement shall: (A) affect that right, power or remedy; or (B) operate as a waiver of it. 16.2 All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. 17. Entire Agreement 17.1 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than the RSA. 17.2 This Agreement (excluding (i) the Term Sheet other than the provisions of the Term Sheet that relate to AOD’s participation in the RigCo cash pooling arrangements and the application of Excess Sales Proceeds (as defined in the Term Sheet) as far as they relate to rigs owned by the AOD Subsidiaries and (ii) the RSA) may only be varied in writing signed by each of the Parties. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected. 18. Notices 18.1 All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice): Party and title of individual Address Mermaid Maritime Public 26/28-29, Orakarn Building, 9th Floor Company Limited Soi Chidlom, Ploenchit Road, Lumpinee, Pathumwan, Bangkok 10330, Thailand Attention: Vincent Siaw, Chief Operating Officer E-mail address: vincent.s@mermaid-group.com With copies for information only (which shall not constitute notice) to: Attention: Phiboon Buakhunngamcharoen E-mail address: phiboon.b@mermaid-group.com Attention: Wuthichai Chongcharoenrungrot E-mail address: wuthichai.c@mermaid-group.com Mermaid International Clifton House, Ventures 75 Fort Street, P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands Attention: Vincent Siaw, Chief Operating Officer E-mail address: vincent.s@mermaid-group.com With copies for information only (which shall not constitute notice) to: Attention: Phiboon Buakhunngamcharoen E-mail address: phiboon.b@mermaid-group.com Attention: Wuthichai Chongcharoenrungrot E-mail address: wuthichai.c@mermaid-group.com New Seadrill New Seadrill Par-la-Ville Place

14 Par-la-Ville Road Hamilton HM 08, Bermuda Attention: Georgina Sousa E-mail address: Gsousa@front.bm with copies for information only (which shall not constitute notice) to: Seadrill Management Ltd. (Corporate Headquarters) 2nd Floor Building 11 Chiswick Business Park 566 Chiswick High Road London W4 5YS United Kingdom Attention: Chris Edwards E-mail address: Chris.Edwards@seadrill.com Seadrill Limited Seadrill Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08, Bermuda Attention: Georgina Sousa E-mail address: Gsousa@front.bm with copies for information only (which shall not constitute notice) to: Seadrill Management Ltd. (Corporate Headquarters) 2nd Floor Building 11 Chiswick Business Park 566 Chiswick High Road London W4 5YS United Kingdom Attention: Chris Edwards E-mail address: Chris.Edwards@seadrill.com Asia Offshore Drilling Limited Asia Offshore Drilling Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08, Bermuda Attention: Clare Burnard E-mail address: cburnard@front.bm Attention: Jon Olav Østhus E-mail address: jon.olav.osthus@seadrill.com 18.2 Any notice given by delivery, mail or courier shall be effective when received.

19. Language 19.1 Each notice or other communication under or in connection with this Agreement shall be: (A) in English; or (B) if not in English, accompanied by an English translation made by a translator, and certified by an officer of the Party giving the notice to be accurate, and in the case of any conflict between a notice and its English translation, the English translation shall prevail. 19.2 The receiving Party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 19.1(B). 20. Costs and Expenses Except as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement. 21. Execution of Agreement This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorised and empowered to execute and deliver this Agreement on behalf of said Party. 22. Invalidity If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: (A) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement. 23. Permitted Disclosures 23.1 Each of the Parties may disclose this Agreement (or the contents of this Agreement) to their Affiliates, to their and their Affiliates’ legal and professional advisers, to any person to whom information is required to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, or by the rules of any relevant stock exchange or pursuant to a request by any such body with which a person would be reasonably expected to comply, or pursuant to any applicable law or regulation, in each case on a confidential basis. 23.2 Without prejudice to Clause 23.1, RigCo and Seadrill may also disclose this Agreement (or the contents of this Agreement) to the lenders under each of the secured credit facility agreements entered into by Seadrill, RigCo and their respective Subsidiaries, to each other “Consenting Stakeholder” under and as defined in the RSA, and to each other bank, financial institution or entity that participates in the restructuring and recapitalisation in respect of the Seadrill group’s capital structure, as contemplated in the RSA, in each case only to the extent required in order for RigCo or Seadrill to comply with its obligations under the RSA, and in each case on a confidential basis. 23.3 Subject as provided in Clause 23.4, no Party shall make any public announcement in relation to this Agreement and the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto without the respective prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). 23.4 This Clause shall not apply to any announcement required to be made pursuant to any stock exchange listing rules or as required to be made as part of the Chapter 11 Cases as to the contents of which the Party making the same shall have obtained the other Parties’ consent (which consent shall not be unreasonably withheld or delayed). 24. Third Parties and Assignment This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated or transferred to any other person or entity (other than, for the avoidance of doubt, any successor of Seadrill or any entity to which all or substantially all of Seadrill’s material assets are directly or indirectly transferred) without the prior written consent of the other Parties. 25. Specific Performance It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. 26. Governing law and Jurisdiction 26.1 This Agreement is governed by the laws of England and Wales. 26.2 Any dispute arising out of or in connection with this Agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in

accordance with the SIAC Rules, which rules are deemed to be incorporated by reference in this clause. 26.3 The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be the English language.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date which first appears above. MERMAID MARITIME PUBLIC COMPANY LIMITED By: _____________________________________ Name: Title: MERMAID INTERNATIONAL VENTURES By: _____________________________________ Name: Title: SEADRILL LIMITED By: _____________________________________ Name: Title: ASIA OFFSHORE DRILLING LIMITED By: _____________________________________ Name: Title:

Schedule 1 (Term Sheet) SEADRILL LIMITED - RECAPITALISATION PLAN PROPOSAL ASIA OFFSHORE DRILLING LIMITED - SUMMARY OF PROPOSED TERMS This document sets out a summary of the terms and conditions for Asia Offshore Drilling Limited’s (“AOD”) participation in the RigCo cross-collateralisation and cash pooling structure under the recapitalisation plan for Seadrill Limited and its subsidiaries (including AOD) pursuant to the RSA. Further details of the terms and conditions of the recapitalisation plan are set out in the term sheets at Exhibit A of the RSA and which are referenced in this term sheet. 1. OVERVIEW OF SEADRILL LIMITED GROUP RECAPITALISATION PLAN IHCo-RigCo- A new intermediate holding company, IHCo, is to be put in place as a direct NSNCo Structure wholly-owned subsidiary of Seadrill Limited. A second new intermediate holding company, NSNCo, is to be put in place as a direct wholly-owned subsidiary of IHCo. Seadrill Limited’s interests in certain entities to be hived down to sit directly or indirectly below NSNCo. A third new intermediate holding company, RigCo, is to be put in place as a direct wholly-owned subsidiary of IHCo. Rig-owners and intra-group charterers and Seadrill Limited’s interest in North Atlantic Drilling Limited, Asia Offshore Drilling Limited and Sevan Drilling Limited to be hived down to sit directly below RigCo. Seadrill Management Limited and Seadrill Global Services Limited to also be hived down to sit below RigCo. Subject to ongoing discussions with lenders under the existing secured facility agreements entered into by various members of the Seadrill Limited consolidated group (the “Secured Facility Agreements”), it is currently intended that a new UK-incorporated entity (“Cash Pool Co”) will be established as a wholly owned subsidiary of RigCo and will be the header of the RigCo Group cash pool. As part of the implementation of the recapitalisation plan, Seadrill Limited may transfer all or substantially all of its assets to a new holding company, with Seadrill Limited subsequently liquidated. For the purposes of this term sheet, references to “Seadrill Limited” therefore include any successor of Seadrill Limited or any entity to which all or substantially all of Seadrill Limited’s material assets are directly or indirectly transferred. Secured Facility Various amendments will be made to the Secured Facility Agreements, including Agreements the US$360,000,000 senior secured credit facility agreement originally dated 9 April 2013 between, amongst others, Asia Offshore Rig 1 Limited, Asia Offshore Rig 2 Limited and Asia Offshore Rig 3 Limited as borrowers and ABN AMRO Bank N.V. as agent (the “AOD Facility Agreement”). These amendments are intended to create an approximately five year runway, including by reprofiling the 551054107 maturity and amortisation schedules, and involve, amongst other things: • maturity extensions of approximately 4 to 5.5 years; • amendments to the amortisation profile such that amended amortisation payments commence from Q1 2020 with a semi-annual mandatory sweep of 75% of excess cash held by RigCo and its subsidiaries above US$1.25 billion to the lenders under the Secured Facility Agreements from 30 June 2021 (the “Bank Mandatory Cash Sweep”); and • a reset of financial covenants with the ability to equity cure. Other than a RigCo minimum liquidity covenant which applies at all times, no financial covenants which trigger an event of default will apply until 2022. From 2022, there will be new RigCo Debt Service Cover Ratio and RigCo Net Leverage financial covenants. All other financial covenants (including the minimum market value covenant) to be deleted or waived. In return, amongst other things margins across the Secured Facility Agreements will increase by 100bps and consent fees will be payable. In addition, the lenders under the Secured Facility Agreements will retain the benefit of existing security interests and guarantees granted in their favour and in addition will be cross-collateralised by being granted a shared guarantee and security package. Given the ownership structure of AOD, it is proposed that the cross- collateralisation and cash pooling arrangements be modified in relation to AOD’s participation in the structure. This is set out in further detail in Section 3 (AOD Participation in Cross-collateralisation and Cash Pooling) below. Refer to the term sheets at Exhibit A of the RSA for further detail on the terms of the amendments to the Secured Facility Agreements. In the event of any inconsistency between the terms detailed in this Term Sheet and the provisions of the term sheets at Exhibit A of the RSA that relate to AOD, its creditors and its shareholders, this Term Sheet shall prevail. New capital Seadrill Limited will raise new capital in the amount of approximately US$1,080 million which it is currently expected will be through: • US$880 million of notes issued by NSNCo (the “New Secured Notes”); and • US$200 million of new equity issued by Seadrill Limited. The form of the new capital is subject to change, including in a non-consensual implementation scenario. Refer to the term sheet for the New Secured Notes at Exhibit A of the RSA for further detail. Implementation It is anticipated that the Seadrill Limited recapitalisation plan will be implemented under voluntary cases commenced under chapter 11 of the US Bankruptcy Code

(“Chapter 11”). 2. EQUITY IN AOD Equity in AOD Seadrill Limited’s shares in AOD will be transferred to RigCo. Mermaid International Ventures (“Mermaid”) will retain its existing shares in AOD (subject to the exercise of put option and call option rights under the terms of a transaction support agreement entered into between Seadrill, RigCo, Mermaid and Mermaid Maritime Public Company Limited. 3. AOD PARTICIPATION IN CROSS-COLLATERALISATION AND CASH POOLING Cross- The existing bank security and guarantee package (including as far as it applies collateralisation to assets of AOD and its subsidiaries) will remain in place. First ranking security security and will also be granted in favour of the lenders under the respective Secured Facility guarantee Agreements over intercompany loans owed to RigCo or Cash Pool Co by a structure subsidiary of RigCo subject to existing share security. For the avoidance of doubt, no additional security will be granted over AOD or any of its subsidiaries or any of their assets in favour of the lenders under any of the Secured Facility Agreements other than the AOD Facility Agreement. In addition cross-collateralisation to be implemented between the Secured Facility Agreements by providing the following in favour of the lenders under the Secured Facility Agreements collectively: • First ranking security over the shares in RigCo and Cash Pool Co • First ranking security over intercompany loans made by RigCo to IHCo and by Cash Pool Co to RigCo • First ranking security over intercompany loans made by IHCo to RigCo and by RigCo to Cash Pool Co • First ranking security over the excess sales proceeds escrow accounts established by RigCo and any other members of the RigCo Group (excluding, for the avoidance of doubt, AOD or any of its subsidiaries), the bank account into which IHCo (via RigCo) funds contributions and the periodic cash sweep accounts established by cash Pool Co and other members of the RigCo Group (excluding, for the avoidance of doubt, AOD or any of its subsidiaries) • First ranking security (pari passu with the New Secured Notes) over the IHCo bank accounts • First ranking security over the bank account at RigCo which will hold contributions from RigCo which RigCo will pass on to Cash Pool Co • First ranking security over the shares in certain newbuild entities, subject to certain conditions • First ranking guarantee from RigCo Refer to the term sheets at Exhibit A of the RSA for further detail. RigCo cash The movement of cash within the Seadrill Limited group will be subject to the pooling terms set out in the cash pooling term sheet at Exhibit A of the RSA. The provisions of the cash pooling term sheet will apply to AOD on the modified basis that is set out directly below. In particular, there will be a periodic cash sweep of cash balances held by subsidiaries of RigCo but this will not apply to AOD in the same way as it will apply to the wholly-owned subsidiaries of RigCo. The cash pooling term sheet will allow AOD excess cash to be paid to Mermaid and RigCo in pro rata shares in the form of dividends or loans, on the terms set out below. The cash pooling term sheet will require that any pro rata share of AOD cash paid to RigCo is applied in accordance with cash sweep mechanics agreed with Seadrill’s lenders and investors. These principles will not apply to any pro rata share of AOD cash paid to Mermaid. • AOD will not pay dividends until after 15 June 2021 (being the date on which the Bank Mandatory Cash Sweep commences). • Up to 15 June 2021, any cash held by AOD and its subsidiaries in excess of the higher of US$20 million and the amount of cash required by AOD and its subsidiaries to (i) meet its debt service obligations under the AOD Facility Agreement (or any replacement secured credit facility agreement) for the next six months, (ii) repay any loans made by RigCo or Cash Pool Co to AOD or AOD’s subsidiaries and (iii) meet ongoing financial and operating costs and liabilities, may at the election of the directors of AOD appointed by Mermaid and the directors of AOD appointed by RigCo be paid pro rata to RigCo and Mermaid (in each case pro rata to its equity stake in AOD) by way of an intercompany loan on terms to be agreed (but provided that the interest rate on such loans shall not be lower than the interest rate payable on the AOD Facility Agreement and AOD shall be entitled to request repayment of such loans on demand to the extent that it requires funds to meet its operational commitments, and provided further that where AOD requests repayment of such loans, AOD shall request repayment of such loans by each of RigCo and Mermaid, in each case pro rata to its equity stake in AOD) and on payment terms to be agreed between AOD and each of RigCo and Mermaid, respectively prior to drawdown. • Mermaid, RigCo and AOD may also agree that guarantees may be provided by a Mermaid entity or by Seadrill Limited on terms to be agreed to provide credit support in relation to repayment of the loans described above and directly below. • On the last day of each semi-annual period, starting with the semi-annual period ending 15 June 2021, any cash held by AOD and its subsidiaries over the amount of cash required by AOD and its subsidiaries to (i) meet its debt service obligations for the next six months, (ii) fund any cash sweep as described in section C2 of the Secured Facilities term sheet in relation to the AOD Facility Agreement on that date, (iii) repay any loans made by RigCo or Cash Pool Co to AOD or AOD’s subsidiaries and (iv) meet ongoing financial and operating costs and liabilities, shall be paid pro rata to RigCo and Mermaid (in each case pro rata to its equity stake in AOD) by way of intercompany loans on terms to be agreed (but provided that the interest rate on such loans shall not be lower than the interest rate payable on the AOD Facility Agreement and AOD shall be entitled to request repayment of such loans, on demand to the extent that it requires funds to meet its financial and operational costs and liabilities, and provided further that where AOD requests repayment of such loans, AOD shall request repayment of such loans by each of RigCo and Mermaid, in each case pro rata to its equity stake in AOD) and on payment terms to be agreed between AOD and each of RigCo and Mermaid, respectively prior to drawdown. During this period provided that the cash required to meet the items described in paragraphs (i) to (iv) above has been retained by AOD and its subsidiaries and AOD and its subsidiaries additionally have (and will continue to have after any such dividend is paid) at least a free cash float in an amount to be agreed with the lenders under the Secured Facility Agreements generated from its own funds, the board of directors of AOD may, if they consider it appropriate, elect to pay dividends to the shareholders of AOD instead of making these upstream loans, such dividends to be paid on a pro rata basis according to the shareholders’ shareholdings. Excess sale An excess sales proceeds escrow account will be established at RigCo. Further proceeds excess sales proceeds escrow accounts may also be established in other members of the RigCo group where necessary or where there are legal restrictions on upstreaming moneys to Cash Pool Co. Security will be granted over the excess sales proceeds escrow account(s) in favour of the lenders under the Secured Facility Agreements on a first ranking basis and the holders of the New Secured Notes on a second ranking basis. Where any disposal proceeds remain after application pursuant to the mandatory prepayment requirements of a Secured Facilities Agreement (in the case of a non-distressed disposal) or after application pursuant to a Secured Facilities Agreement of recoveries following an enforcement sale (in the case of a distressed disposal) and after the payment of costs and expenses (including taxation) of the disposal (“Excess Sales Proceeds”), then such Excess Sales Proceeds will be paid into the relevant excess sales proceeds escrow account(s), provided that, for so long as there is a minority shareholder of AOD, any Excess Sale Proceeds relating to the AOD Facility Agreement will be applied as follows: (A) first, to repay any loans made by RigCo or Cash Pool Co to AOD or AOD’s subsidiaries, and such amounts shall be paid into the relevant excess sales proceeds escrow account(s) at RigCo; (B) RigCo’s pro rata portion (pro rata to its equity stake in AOD) of any remaining amounts after application in accordance with paragraph (A) above will be paid into the relevant excess sales proceeds escrow account(s) at RigCo; and (C) Mermaid’s pro rata portion (pro rata to its equity stake in AOD) of any remaining amounts after application in accordance with paragraph (A) above will be available to be distributed to Mermaid. 4. OTHER Documentation Amendments to the Secured Facility Agreements to be implemented by way of amendment and restatement agreements, together with other related documentation including security documents, intercreditor agreement, contribution agreement and others to be agreed with the relevant parties. Seadrill Limited, RigCo and Mermaid to enter into an amendment in relation to the existing shareholders’ agreement relating to AOD in order to reflect the transactions contemplated in this Term Sheet. AOD’s bye-laws to be amended to reflect the transactions contemplated in this Term Sheet.

Schedule 2 (Put Option Notice and Call Option Notice) FORM OF PUT OPTION NOTICE / CALL OPTION NOTICE To: With a copy to For the attention of Date [●] Dear Sirs, Transaction Support Agreement between Mermaid International Ventures, Mermaid Maritime Public Company Limited, Seadrill Limited, [New Seadrill], [RigCo] and Asia Offshore Drilling Limited dated [●] (the “Agreement”) We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this letter. We hereby: (A) give notice in accordance with Clause [8.1]/[8.2] of the Agreement that we are exercising the [Call] [Put] Option; and (B) acknowledge that this notice is irrevocable. Clause 26 (Governing law and Jurisdiction) is incorporated into this letter as if set out in full and as if references therein to “this Agreement” were references to “this letter”. Yours faithfully, .................................................... For and on behalf of [●]

____________________________________________________________________________ ACKNOWLEDGMENT [RigCo / Mermaid] acknowledges that it has received the [Put/Call] Option Notice from [RigCo / Mermaid] given pursuant to the Transaction Support Agreement between Mermaid International Ventures, Mermaid Maritime Public Company Limited, Seadrill Limited, [New Seadrill], [RigCo] and Asia Offshore Drilling Limited dated [●] (the “Agreement”) and that there subsists a binding contract for the sale and purchase of the Mermaid AOD Shares (as that term is defined in that Agreement) between Mermaid and RigCo on such terms and subject to such conditions as set out in the Agreement. Dated: [●] Signed by............................................................ For and on behalf of [●]

Schedule 3 (RSA)

Schedule 4 (Valuation Principles) 1. Valuation Principles 1.1 For the avoidance of doubt, a reference to “Party” in this Schedule 4 is a reference to either Mermaid or RigCo and a reference to “Parties” is to both Mermaid and RigCo. 1.2 With respect to respective appointments of and work to be performed by the Valuers and the Expert pursuant hereto, the following provisions shall apply: (A) the Parties (or in the case where both Valuers are selected by one Party then that Party) shall enter into an appropriate form of appointment in respect of each of the Valuers and AOD with respect to the Expert, as soon as reasonably practicable following the selection of the Valuers and the appointment of the Expert. The Parties (or in the case where both Valuers are selected by one Party then that Party) shall act reasonably in agreeing the terms and conditions of such appointment, including (without limitation) in respect of fees, customary confidentiality and non-disclosure obligations, and any exclusions and limitations of liability where it can be reasonably demonstrated that such terms and conditions reflect market standard provisions for such appointments; (B) the Parties shall use all reasonable endeavours to procure that each of the Valuers and the Expert appointed pursuant to this Agreement is promptly given all such assistance and access to all such information, documentation and personnel in its possession or control as each such Valuer and such Expert may each reasonably require in order to make his determination. This shall include without limitation unrestricted access to the books and records of AOD, the Rigs and Other Net Assets and the employees of AOD as well as to the employees of either Party having information about AOD and its business; (C) the Valuers and the Expert shall act as independent experts and not as arbitrators; and save in the case of fraud or manifest error (including the case where any Valuer fails to take into account any of the factors listed out in clause 1.6 of Schedule 4 which has a material effect on the value of the Rig Market Value or Other Net Assets), the determination of the Rigs Market Value based on the valuations provided by the Valuers and the determination of the value of the Other Net Assets by the Expert as provided herein shall be final and binding on the Parties; (D) the costs of each of the Valuers and of the Expert shall be approved by Mermaid and RigCo prior to their engagement and shall be borne by Mermaid and RigCo in equal amounts. Where a Party issues a Valuation Notice and does not proceed to issue an Option Notice within three (3) months of receipt of the Valuer’s Report, the cost of each of the Valuers and of the Expert shall be borne solely by that Party; and (E) each Party shall act reasonably and co-operate to give effect to the provisions of this Clause 1.2 and otherwise do nothing to hinder or prevent the Valuers from reaching their valuation and the Expert from reaching its determination.

1.3 If the Valuer appointed by an Arbitrator in accordance with Clause 1.5(C) below fails for any reason to render a determination on the Rigs Market Value within the relevant time period, either Party may refer the matter to an Arbitrator who shall appoint another Valuer that he considers appropriate to replace this additional Valuer within fourteen (14) calendar days of his or her appointment. 1.4 If either Party determines that there is a manifest error (which is supported by reasonably detailed evidence and includes the case where any Valuer fails to take into account any of the factors listed in Clause 1.6 of Schedule 4 which has a material effect on the Rigs Market Value or Other Net Assets) in the calculation of either the Rigs Market Value or the Other Net Assets, the relevant Party may notify the Valuer and the Expert within three (3) Business Days of such manifest error being determined by the relevant Party. If, the Valuer or Expert (as applicable) fails to rectify the manifest error within three (3) Business Days of notification by the relevant Party (the “Rectification Period”), either Party may refer such manifest error to an Arbitrator by no later than the date falling three (3) Business Days after the end of the Rectification Period. 1.5 Unless otherwise mutually agreed by the Parties, the price payable for the Mermaid AOD Shares shall be determined as follows: (A) In the case of RigCo exercising the Call Option, if the Calculated Share Price of the Mermaid AOD Shares is less than the Floor Price, such valuation shall be deemed to be the Floor Price for all purposes hereunder. In the case of Mermaid exercising the Put Option, if the Calculated Share Price of the Mermaid AOD Shares is greater than the Ceiling Price such valuation shall be deemed to be the Ceiling Price for all purposes hereunder. (B) In the event the value of the Rigs provided by the two Valuers are not equal, but the lower valuation is at least 90% of the higher valuation, then the Rigs Market Value shall be the average of the valuations provided by the two Valuers. (C) In the event the value of the Rigs provided by the two Valuers are not equal and the lower valuation is less than 90% of the higher valuation, then either Party may, within ten (10) Business Days after its receipt of the Valuer’s Report, object to the Rigs Market Value being the average of the two valuations and notify the other Party accordingly. Both Parties shall then jointly instruct the Valuers to appoint a third Valuer (an “Additional Valuer”). If within ten (10) Business Days of receipt of notice of objection the Valuers cannot agree upon an Additional Valuer, then either Party shall have the right to refer the matter to an Arbitrator who shall appoint an Additional Valuer within fifteen (15) calendar days of his appointment. The Arbitrator need not have the credentials of a Valuer or an Expert, but shall be an arbitrator with experience and expertise in handling international commercial disputes arising in the offshore oil and gas sector. Within ten (10) Business Days after its appointment, the Additional Valuer shall deliver to each Party a valuation report that sets out its determination of the value of the Rigs, together with a detailed explanation of its rationale and bases for such determination. The Rigs Market Value shall be the average of the value of the Rigs provided by the Additional Valuer and the value of the Rigs determined by the one of the first two Valuers whose value determination was closest to that determined by the Additional Valuer; provided, however, if the Additional Valuer’s valuation is within ten percent (10%) of the average of the first two valuations, whether higher or lower, then the Rigs Market Value will be the average of all three Valuers’ valuations. If RigCo and Mermaid fail to object to the valuation with ten (10) Business Days after its receipt of the Valuer’s Report, the Rig Market Value will be the average of the two valuations provided by the two Valuers. 1.6 Each of the Valuers shall: (A) make its valuation on the basis that the price shall be no less than the most probable price which a willing purchaser would offer to a willing seller at arm’s length transaction for the Rigs; (B) take into account the technical specification and status of the Rigs, including customized modifications, age, type, design, classification status, overall performance capabilities, water depth range, variable load capacity and environmental criteria; (C) take into account the supply and demand for offshore mobile drilling units of similar age, type, design, overall performance capabilities, water depth range, variable load capacity and environmental criteria as the Rigs, located and operating in the same region and in other major oil and gas regions around the world; (D) take into account the principal commercial and legal terms of prevailing drilling contracts including options and potential drilling contracts under negotiation for the Rigs that are effective at the time of valuation as well as then-applicable day rates in the relevant region and world-wide, for offshore mobile drilling units of similar age, type, design, classification status, overall performance capabilities, water depth range, variable load capacity and environmental criteria as the Rigs; (E) take into account the cost of replacement of offshore mobile drilling units, construction and delivery to the same region and world-wide of new offshore mobile drilling units similar to the Rigs; (F) take into account the cash flow and earnings potential of the Rigs including appropriate cash flow discount rates and terminal value; (G) take into account general market information collected by the Valuers (or the Expert) in the ordinary course of business; (H) take into account regular discussions with participants in the offshore drilling market, including owners and/or operators of offshore mobile drilling units, oil companies, shipyards, financial institutions and other market participants; and

(I) not take into account distressed sales or transactions in which the sale of offshore mobile drilling units operating in the same market segment as the Rigs is affected by special adverse circumstances except to the extent that any such distressed sale or specific adverse circumstances is affecting the overall world- wide offshore jack-up drilling market. 1.7 If any Valuer provides a range for its Rigs Market Value, the Parties agree to use the mid-point of such range as the Rigs Market Value of the respective Valuer. 1.8 The Expert appointed by AOD shall provide its valuation of the Other Net Assets within the time period set out in Clause 9.2(B) of the Agreement and shall provide its determination of the Fair Market Value and the Calculated Share Price including its detailed rationale and bases for its decision within ten (10) calendar days after receiving written notice from AOD of the Rigs Market Value. The Fair Market Value shall be calculated as the sum of the Rigs Market Value and the value of the Other Net Assets 1.9 The Expert shall determine the Fair Market Value on the basis that it would be the most probable price for the entire share capital of AOD that is available or could be obtained in an open and unrestricted market in a transaction between an informed and willing buyer and an informed and willing seller acting at arms’ length and under no compulsion to act, expressed in terms of money or money’s worth and disregarding (i) any value that might be assigned by a purchaser or seller with a special interest, (ii) any value that might be assigned in the event of a distressed sale or (iii) another situation where the sale is affected by special circumstances. 1.10 If a Party does not agree on the Expert’s valuation of the Contingent Liabilities, the Parties shall use good faith reasonable efforts to agree on a valuation of such Contingent Liabilities. If the Parties cannot agree on a valuation of the Contingent Liabilities within (10) Business Days of receiving the Expert’s valuation, the Expert’s valuation shall stand and AOD shall use its best efforts to resolve such Contingent Liabilities as promptly as reasonably possible with time being of the essence. With respect to: (A) any Contingent Liability less than or equal to US$ 1,000,000 that crystallises within 12 months of Completion, the difference between the Expert’s valuation of the Contingent Liability and the amount the Contingent Liability crystallised for will be multiplied by the percentage the Mermaid AOD Shares represent of the entire issued share capital of AOD; and (B) any Contingent Liability in excess of US$ 1,000,000 that crystallises within 18 months of Completion, the difference between the Expert’s valuation of the Contingent Liability and the amount the Contingent Liability crystallised for will be multiplied by the percentage the Mermaid AOD Shares represent of the entire issued share capital of AOD, (the result of such multiplication in either case, being the “Contingent Liability True Up Amount”). Where the Contingent Liability True Up Amount is a positive number, RigCo will pay this amount to Mermaid. Where the Contingent Liability True Up Amount is a negative amount, Mermaid will pay this amount to RigCo. The Contingent Liability True

Up Amount shall be paid within fifteen (15) Business Days of the Contingent Liability True Up Amount being determined. 1.11 Any Arbitrator appointed pursuant to this Agreement shall be instructed to, among other issues, take into relevant consideration this Agreement and the input provided by the Valuers and/or an Expert, as applicable.

Schedule 5 (Form of RigCo Accession Notice) To: Mermaid Maritime Public Company Limited Mermaid International Ventures Asia Offshore Drilling Limited From: [RigCo] (the “Acceding Party”) Date: [●] TRANSACTION SUPPORT AGREEMENT ENTERED INTO BETWEEN MERMAID INTERNATIONAL VENTURES, MERMAID MARITIME PUBLIC COMPANY LIMITED, SEADRILL LIMITED AND ASIA OFFSHORE DRILLING LIMITED DATED [●] AS SUPPLEMENTED, EXTENDED, RESTATED OR REPLACED (THE AGREEMENT) We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Accession Notice. For the benefit of all of the other Parties, the Acceding Party undertakes to perform all the obligations expressed in the Agreement to be assumed by RigCo and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement. The address, telephone number, email address and attention details for notices to the Acceding Party are [●]. Clause 26 (Governing law and Jurisdiction) is incorporated into this Accession Notice as if set out in full and as if references therein to “this Agreement” were references to “this Accession Notice”. This Accession Notice has been executed into on the date stated above. SIGNED by _________________________________________ for and on behalf of [RigCo]

Schedule 6 (Form of New Seadrill Accession Notice) To: Mermaid Maritime Public Company Limited Mermaid International Ventures Asia Offshore Drilling Limited From: [New Seadrill] (the “Acceding Party”) Date: [●] TRANSACTION SUPPORT AGREEMENT ENTERED INTO BETWEEN MERMAID INTERNATIONAL VENTURES, MERMAID MARITIME PUBLIC COMPANY LIMITED, SEADRILL LIMITED AND ASIA OFFSHORE DRILLING LIMITED DATED [●] AS SUPPLEMENTED, EXTENDED, RESTATED OR REPLACED (THE AGREEMENT) We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Accession Notice. For the benefit of all of the other Parties, the Acceding Party undertakes to perform all the obligations expressed in the Agreement to be assumed by [New Seadrill] and agrees that it shall be bound by all the provisions of the Agreement, as if it had been an original party to the Agreement. The address, telephone number, email address and attention details for notices to the Acceding Party are [●]. Clause 26 (Governing law and Jurisdiction) is incorporated into this Accession Notice as if set out in full and as if references therein to “this Agreement” were references to “this Accession Notice”. This Accession Notice has been executed into on the date stated above. SIGNED by _________________________________________ for and on behalf of [New Seadrill]